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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated September 20, 2010 on the financial statements of the Columbia Floating Rate Fund, Columbia Income Opportunities Fund, Columbia Inflation Protected Securities Fund and Columbia Limited Duration Credit Fund of the RiverSource Bond Series, Inc. included in the Annual Report for the period ended July 31, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A, No. 2-72174) of the RiverSource Bond Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 23, 2010